PROMISSORY NOTE

$25,000                                                          April 23, 1999
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SECTION ONE
TERMS OF NOTE

FOR VALUE RECEIVED, SGI INTERNATIONAL, a Utah Corporation (the "Debtor"), located at 1200 Prospect Street, Suite 325, La Jolla, CA 92037 promises to pay to the order of Jeffrey L. Smith (hereinafter "Holder") of 1087 West River street, Suite 200, Boise, ID 83702, the principal sum of Twenty Five Thousand ($25,000) Dollars with interest thereon at the rate of twelve (12%) percent per annum, payable on March 23, 2001, in cash. The original loan that is the subject of this Promissory Note was made on April 23, 1999.

SECTION TWO
INTEREST PAYABLE

This note will bear simple interest at 12% per annum. The interest will be payable quarterly, at the Company's option, in cash or in restricted common stock of the Company. In the event the Company elects to distribute common stock, the price of the common stock used to determine the number of shares to be issued will be the greater of (a) the average stock price for the last 10 trading days of each calendar quarter or (b) $0.25 per share.

SECTION THREE
PREPAYMENT OF NOTE

Prepayment of the full principal balance, along with all unpaid interest, or any portion of the principal balance, along with any portion thereof of unpaid interest, is permitted at any time without penalty.

SECTION FOUR
EFFECT OF WAIVER OF RIGHTS BY HOLDER

Holder is not under any obligation to exercise any of his rights under this note, and failure to exercise his rights under this note or to delay in exercising any of its rights shall not be deemed a waiver of or in any manner impair any of the rights of Holder.

SECTION FIVE
CUMULATIVE RIGHTS AND REMEDIES

The rights and remedies of Holder specified in this note are cumulative and do not exclude any other rights or remedies it may otherwise have.

SECTION SIX
ACCELERATION ON INSOLVENCY OF DEBTOR

If Debtor shall be adjudged bankrupt, or file a petition in bankruptcy, or have a petition in bankruptcy filed against him, this note shall become due and payable immediately without demand or notice.


SECTION SEVEN
WAIVER OF PRESENTMENT, PROTEST, AND NOTICE OF DISHONOR

Debtor hereby waives all acts on the part of Holder required in fixing the liability of the party, including among other things presentment, demand, notice of dishonor, protest, notice of protest, notice of nonpayment, and any other notice.

SECTION EIGHT
REGISTRATION RIGHTS

SGI agrees that any common stock issued as interest shall be granted
"piggyback" registration rights as set forth herein. The Corporation shall be obligated to Holder as follows: During the period of one year from the date hereof, whenever the Corporation proposes to file with the SEC a Registration Statement (other than (i) S-8 registering solely securities issued pursuant to an employee benefit plan or, (ii) a transaction subject to rule 145 promulgated under the Act), it shall give written notice of such proposed filing to Holder at its address as it appears on the records of the Corporation, and shall offer to include in such filing all common shares issuable as interest. Holder's written request for inclusion must be received by the Corporation, not less than 10 days prior to the proposed filing date. If such Registration Statement relates to an underwritten offering, and if the managing underwriter for said offering advises the Company in writing that the inclusion of all or any portion of such shares would be detrimental to said offering, or with respect to any registration statement whether the offering is underwritten or not, if upon due consideration, the Board of Directors reasonably determines that the inclusion of all or any portion of such shares would be detrimental to the best interests of the Company, the shares shall not be included in the Registration Statement. In the event that the underwriter or the Board of Directors concludes that a portion of such securities shall be included in the offering or the registration statement and would not be detrimental thereto, and such portion is less than the amount requested for inclusion, then the amount to be included shall be prorated among the requesting Holder and other security holders of the Company possessing similar registration rights.

SECTION NINE
CHOICE OF LAWS

This note shall be governed by and construed in accordance with the laws of California in all respects, including matters of construction, validity and performance.

SECTION TEN
COSTS OF COLLECTION

Debtor shall pay on demand all costs of collection, including legal expenses and attorney fees, incurred by Holder in enforcing this note on default.

SECTION ELEVEN
INTEREST CHARGES

If a law, which applies to this note and which sets the maximum interest amount, is finally interpreted so that the interest in connection with this note exceed the permitted limits, then: (1) any such interest shall be reduced by the amount necessary to reduce the interest to the permitted limit; and (2) any sums already collected (if any) from the Debtor which exceed the permitted limits will be refunded to the Debtor. The note Holder may choose to make this refund by reducing the principal Debtor owes under this note or by making a direct payment to the Debtor. If a refund reduces the principal, the reduction will be treated as a partial payment.

Dated: April 23, 1999

SGI INTERNATIONAL

/s/ MICHAEL L. ROSE
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 Michael L. Rose, President